Exhibit 99.1


         Community Bancorp Reports 96% Increase in Annual Net
      Income to $5.9 Million; EPS Increases 69% to $1.42 in 2003

   ESCONDIDO, Calif.--(BUSINESS WIRE)--Jan. 29, 2004--Community Bancorp Inc. (the "Company") (Nasdaq: CMBC), a community bank holding company with $477 million in total assets, today announced record financial results for the fourth quarter and year ended December 31, 2003.
   Net income increased 105% in the fourth quarter 2003 to $1.9 million compared to $928,000 in the fourth quarter 2002. Earnings per share (EPS) increased 58% in the fourth quarter 2003 to $0.41 per diluted share compared to $0.26 per diluted share for the fourth quarter 2002. For the full year of 2003, the Company's net income increased 96% to $5.9 million compared to $3.0 million for the full year 2002. EPS increased 69% to $1.42 per diluted share in 2003 compared to $0.84 per diluted share for the full year 2002. These results include the impact of the shares issued in a private placement of Company stock during the third quarter of this year.
   The Company's return on average equity (ROE) and return on average assets (ROA) for the fourth quarter of 2003 were 20.98% and 1.65%, respectively, compared to 18.38% and 0.93%, respectively, for the fourth quarter of 2002. For the full year 2003, ROE and ROA were 21.34% and 1.34%, respectively, compared to 16.00% and 0.77% respectively, for 2002.
   "Our continued focus on generating quality assets and low cost core deposits contributed to the improvement in our net interest margin producing excellent results in 2003," stated Michael J. Perdue, President and CEO. "Our net interest income increased 28% in 2003 over 2002. Our net interest margin increased 60 basis points from 4.40% in 2002 to 5.00% in 2003, and we ended the year with a 5.28% net interest margin in the fourth quarter of 2003, an increase of 54 basis points over the fourth quarter 2002. This improvement in the net interest margin is a result of the combined team effort of the lending and retail banking operations, where we have been able to generate new loans while maintaining the yield on the loan portfolio through the use of interest rate floors. We also continued to restructure the Company's liabilities by focusing on increasing core deposits through our branch network."
   Other operating income increased 18% to $7.7 million in 2003 compared to $6.5 million in 2002. "While gain on sale of loans increased $751,000 over 2002, as a percentage of total revenue (net interest income before provision plus non-interest income), our gain on sale of loans declined to 18.23% in 2003 compared to 19.50% in 2002," stated Bruce Mills, Senior Vice President and CFO. "Excluding gain on sale of loans, other real estate owned (OREO) and other repossessed assets, other operating income increased $336,000, or 15.8%, in 2003 compared to 2002. In the future, we intend to continue the reduction in gain on sale of loans as a percentage of gross revenue by increasing net interest income through asset generation and continued focus on fee income from sources other than gain on sale of loans."
   Loan production, excluding mortgage loans, increased 23.23% to $318.4 million for 2003 from $258.4 million for 2002. Of these totals, SBA loan originations totaled $106.5 million in 2003 compared to $85.1 million during 2002. For the fourth quarter 2003, SBA loan originations were $41.1 million compared to $24.7 million for the fourth quarter 2002. The Company sold $16.9 million, or 41% of originations, in the fourth quarter 2003 compared to $13.6 million, or 55% of originations, during the fourth quarter of 2002. For the year, we sold $63.4 million, or 60% of SBA originations, compared to $64.8 million, or 76% of SBA originations, in 2002.
   "In late 2002, the Company began to develop a separate SBA 504 lending division, utilizing separate loan origination, processing and sales staff to concentrate on the efficient origination of this product," stated Perdue. "In 2003, the SBA 504 product accounted for 47% of the Company's SBA loan production, or $49.7 million, which is a significant increase over prior years. While there is some concern over the future loan generation and revenue streams for all SBA 7a originators as a result of changes in the Government's funding of, and limits on, the SBA 7a loan product, our Company can now shift a significant portion of the demand for the larger real estate secured loans from the 7a program to the SBA 504 loan product, which has been unaffected by the Government's limitations on 7a loans. As a result, if we generate fewer 7a loans and have less gain on sale revenue in future periods due to governmental restrictions on 7a lending, we expect the increased income from our expanded SBA 504 portfolio will help to lessen the impact of the restricted 7a program."

   FINANCIAL HIGHLIGHTS

   During the fourth quarter of 2003, total interest income was $7.0 million, a 9% increase over $6.5 million for the fourth quarter 2002. For the year ended December 31, 2003, total interest income was $26.8 million, an 8% increase over $24.8 million for the year ended December 31, 2002. The increases were the result of the increases in average interest earning assets for the quarter and for the year, partially offset by decreases in the yield on those assets.
   Total interest expense for the fourth quarter of 2003 was $1.3 million, a decrease of 33% compared to $2.0 million for the fourth quarter of 2002. For the year ended December 31, 2003, total interest expense was $6.2 million, a decrease of 29% compared to $8.7 million for the year ended December 31, 2002. Interest expense was reduced due to the decline in cost of average deposits as a result of increases in the average balances of transaction accounts (interest bearing checking accounts, demand deposits, savings and money market accounts) and the repricing of CDs in the current lower interest rate environment, partially offset by the increase in average balance of interest bearing deposits. Average transaction accounts increased 27% to $187.0 million for the fourth quarter 2003 compared to $146.8 million for the fourth quarter 2002. For the year 2003, average transaction account balances increased 21% to $166.2 million compared to $137.7 million for the year 2002. In addition, the cost of long-term debt was reduced through the use of an interest rate swap combined with the issuance of an additional $5 million in debt during the third quarter 2003, and the cost of short-term borrowing declined due to the current low interest rate environment.
   The net interest margin for the fourth quarter of 2003 was 5.28%, compared to 4.74% for the fourth quarter of 2002. For the year ended December 31, 2003, the net interest margin increased to 5.00% compared to 4.40% for the year ended December 31, 2002. The increase in the net interest margin was mainly due to the decline in cost of liabilities as noted above, partially offset by the decline in yield on interest earning assets.
   Other operating income increased 19% to $2.1 million for the fourth quarter 2003, compared to $1.8 million for the fourth quarter 2002. Gain on sale of loans increased $390,000 in the fourth quarter 2003 when compared to the fourth quarter 2002 due to increases in the premiums paid on loans sold. Gain on sale of loans increased $751,000 in 2003 when compared with 2002 due to increases in the premiums paid on loans sold. Loan servicing fees in 2002 were higher during the fourth quarter when compared to the fourth quarter 2003 due to recovery of a portion of the reserve for the servicing asset in the fourth quarter 2002.
   Operating expenses increased 14% to $4.5 million in the fourth quarter 2003 compared to 2002. For the year ended December 31, 2003, operating expenses increased 8% to $17.2 million compared to 2002. Salaries and employee benefits increased due to normal expansion and increases in incentive based compensation. Other operating expenses increased due to expenses incurred as a result of the data processing conversion, increased expenses as a result of the Sarbanes-Oxley Act and the cost of registering the shares issued in the Company's third quarter 2003 private placement of common stock. For the year ended December 31, 2002, depreciation was higher than in 2003 due to the one time disposal of certain fixed assets as a result of the relocation of the Company's corporate headquarters.
   The efficiency ratio improved to 57.32% for the fourth quarter
2003 compared to 62.42% for the fourth quarter the prior year. For the year ended December 31, 2003, the efficiency ratio improved to 60.81% compared to 70.25% for the prior year mainly due to increased revenue and growth and improved operating expense control.
   Total assets increased 15% to $476.7 million as of December 31, 2003 compared to $415.7 million as of December 31, 2002. Net loans before provision increased 16% to $399.4 million as of December 31, 2003 compared to $343.4 million as of December 31, 2002.
   Deposits were $393.1 million as of December 31, 2003, an increase of 8%, compared to $364.0 million as of December 31, 2002. Retail deposits increased 11% to $333.6 million, compared to $300.3 million last year. Non-interest bearing deposits increased 33% to $68.7 million as of the end of the year, compared to $51.4 million a year earlier.
   Stockholder's equity increased 80% to $37.1 million as of December 31, 2003 compared to $20.6 million as of December 31, 2002. Book value per share increased to $8.50 per share as of December 31, 2003 compared to $5.81 per share as of December 31, 2002. During the third quarter of 2003, the Company completed a private placement of 725,000 shares of common stock at a price of $15.00 per share. Net proceeds totaled $10.1 million.

   ASSET QUALITY AND CAPITAL RATIOS

   During the fourth quarter 2003, the Company recorded a provision for loan losses of $444,000 compared to $776,000 for the fourth quarter 2002. For the year ended December 31, 2003, the Company recorded provision for loan losses of $1.64 million compared to $1.56 million for the year ended December 31, 2002.
   As of December 31, 2003, the reserve for loan losses increased to $5.2 million compared to $3.9 million as of December 31, 2002. As a percentage of total gross loans, the reserve for loan losses was 1.30% as of December 31, 2003 compared to 1.14% as of December 31, 2002. The reserve for loan losses as a percentage of total gross loans net of government guarantees was 1.40% as of December 31, 2003 compared to 1.26% as of December 31, 2002.
   Total non-performing loans decreased to $961,000 as of December
31, 2003 compared to $2.3 million as of December 31, 2002. Non-performing loans as a percentage of gross loans decreased to 0.24% as of December 31, 2003 compared to 0.65% as of December 31, 2002. Net of government guarantees, non-performing loans totaled $271,000, or 0.07% of total gross loans, as of December 31, 2003 compared to $651,000, or 0.19% of total gross loans, as of December 31, 2002.
   Non-performing assets decreased to $1.4 million as of December 31, 2003 compared to $2.3 million as of December 31, 2002. Net of government guarantees, non-performing assets as a percent of total assets were 0.15% as of December 31, 2003 compared to 0.16% as of December 31, 2002.
   Net loan charge offs to average net loans total 0.09% for the year ended December 31, 2003 compared to 0.16% for the year ended December 31, 2002. During the fourth quarter 2003 the Company had net loan recoveries of $244,000, and therefore the net loan charge offs for the fourth quarter 2003 as a percentage of average net loans was -0.25%, compared to 0.49% for the fourth quarter 2002.
   The Company's and Bank's capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies. The Company's equity to assets was 7.78% as of December 31, 2003 compared to 4.95% as of December 31, 2002.

   GENERAL INFORMATION

   Community National Bank is a subsidiary of Community Bancorp, a $477 million financial institution headquartered in Escondido, Calif. The bank's primary focus is community banking and commercial lending, with an additional SBA lending niche. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Fallbrook, Temecula, Escondido, Bonsall and Vista, and has an additional five SBA loan production offices in California that originate loans in California, Arizona, Nevada and Oregon.

   www.comnb.com

   FORWARD LOOKING STATEMENTS

   Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.


CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)

               Qtly      Quarter Ended     Year To Date Ended   Ann
                %         December 31,        December 31,        %
              Change    2003       2002     2003       2002    Change
             ------ ---------- ---------- ---------- ---------- ------
INTEREST
 INCOME
Interest and
  fees on
  loans                $6,739     $6,066    $25,580    $23,322
 Interest on
  cash
  equivalents              32         41        143        267
 Interest-
  earning
  deposits
  with banks                -          1          5          6
 Interest on
  trading
  securities               49         50        181         50
 US Treasury,
  govt.
  agencies &
  other
  securities              212        296        877      1,170
                    ---------- ---------- ---------- ----------
Total
 Interest
 Income          9%     7,032      6,454     26,786     24,815      8%

INTEREST
 EXPENSE
 Deposits               1,067      1,624      5,100      7,214
 Other
  borrowed
  money                   251        341      1,070      1,481
                    ---------- ---------- ---------- ----------
Total
 Interest
 Expense       -33%     1,318      1,965      6,170      8,695    -29%

Net interest
 income         27%     5,714      4,489     20,616     16,120     28%
Provision for
 loan losses              444        776      1,639      1,561
                    ---------- ---------- ---------- ----------
Net Interest
 Income After
 Loan Loss
 Provision      42%     5,270      3,713     18,977     14,559     30%

OTHER
 OPERATING
 INCOME
 Net gain on
  sale of
  loans                 1,438      1,048      5,161      4,410
 Loan
  servicing
  fees, net               185        354        666        687
 Customer
  service
  charges                 187        179        735        614
 Gain (Loss) on
  OREO and other
  repossessed
  assets                   61          7         61        (42)
 Other fee
  income                  243        183      1,068        832
                    ---------- ---------- ---------- ----------
Total Other
 Operating
 Income         19%     2,114      1,771      7,691      6,501     18%

OPERATING
 EXPENSES
 Salaries and
  employee
  benefits              2,414      2,176      9,608      8,794
 Occupancy                345        340      1,319      1,337
 Depreciation             211        265        878      1,001
 Other                  1,482      1,122      5,372      4,789
                    ---------- ---------- ---------- ----------
Total Other
 Operating
 Expenses       14%     4,452      3,903     17,177     15,921      8%
                    ---------- ---------- ---------- ----------

 Income
  before
  income
  taxes                 2,932      1,581      9,491      5,139
 Income
  tax                   1,030        653      3,595      2,133
                    ---------- ---------- ---------- ----------
NET INCOME     105%    $1,902       $928     $5,896     $3,006     96%
                    ========== ========== ========== ==========

Per Share
 Data
 Basic
  earnings
  per common
  share         63%     $0.44      $0.27      $1.51      $0.86     76%
                    ========== ========== ========== ==========
 Diluted
  earnings
  per common
  share         58%     $0.41      $0.26      $1.42      $0.84     69%
                    ========== ========== ========== ==========
Average
 shares for
 basic
 earnings per
 share              4,364,845  3,501,886  3,900,350  3,491,028
Average
 shares for
 diluted
 earnings per
 share              4,640,982  3,629,591  4,144,666  3,599,086


CONSOLIDATED BALANCE SHEET
(unaudited) (dollars in thousands)

                                  Percentage December 31, December 31,
                                     Change       2003        2002
                                     --------- ---------   ---------
ASSETS:
Cash and cash equivalents
(including restricted cash of
  $1,152 at Dec. 31, 2002)                       $35,865   $22,656
Investments and interest
 bearing deposits in financial
 institutions                                     27,106    39,029

Loans held for investment                14%     330,302   290,537
  Less allowance for loan
   losses                                         (5,210)   (3,945)
                                                 --------- ---------
       Net loans held for
        investment                               325,092   286,592
Loans held for sale                      31%      69,120    52,879
Premises and equipment, net                        3,653     4,179
Other real estate owned and
 repossessed assets                                  458         -
Accrued interest and other
 assets                                            7,723     5,252
Income tax receivable and
 deferred tax asset, net                           3,569     2,014
Servicing assets, net                              3,247     2,617
Interest-only strips, at fair
 value                                               865       480
                                                --------- ---------
       Total assets                      15%    $476,698  $415,698
                                                ========= =========

LIABILITIES AND SHAREHOLDERS'
 EQUITY
Deposits
      Interest bearing                    4%    $324,466  $312,514
      Non-interest bearing               33%      68,660    51,438
                                                --------- ---------
        Total deposits                    8%     393,126   363,952

Long term debt                                    14,697    10,004
Short term borrowing                              25,000    15,500
Accrued expenses and other
 liabilities                                       6,794     5,669
                                                --------- ---------
       Total liabilities                 11%     439,617   395,125
                                                --------- ---------

Stockholders' equity
  Common stock, $ .625 par
   value;  authorized
   10,000,000 shares,
   issued and outstanding;
    4,364,942 at December 31,
    2003 and
  3,542,307 at December 31,
   2002                                            2,728     2,214
Additional paid-in capital                        20,906    10,734
Unrealized gains on available
 for sale securities, net of
 income taxes                                        (75)        -
Retained earnings                                 13,522     7,625
                                                --------- ---------
       Total stockholders'
        equity                           80%      37,081    20,573
                                                --------- ---------
       Total liabilities and
        stockholders' equity             15%    $476,698  $415,698
                                                ========= =========


SUPPLEMENTAL DATA
------------------
(unaudited)                       Quarter Ended     Year-to-Date Ended
(dollars in thousands              December 31,        December 31,
except per share data)            2003      2002      2003      2002
                               --------- --------- --------- ---------
Annualized return on average
 assets                            1.65%     0.93%     1.34%     0.77%
Annualized return on average
 equity                           20.98%    18.38%    21.34%    16.00%
Efficiency ratio                  57.32%    62.42%    60.81%    70.25%
Annualized net interest margin     5.28%     4.74%     5.00%     4.40%
Book value per share              $8.50     $5.81

NON-PERFORMING ASSETS            At December 31,
--------------------------------------------------
                                   2003      2002
                               --------- ---------
Non-accrual loans                  $961    $2,254
Loans past due 90 days or more        -         -
Restructured loans                    -         -
                               --------- ---------
Total non-performing loans          961     2,254
OREO & other repossessed assets     458         -
                               --------- ---------
Total non-performing assets      $1,419    $2,254
                               ========= =========
Total non-performing
 loans/gross loans                 0.24%     0.65%
Total non-performing
 assets/total assets               0.30%     0.54%
Total non-performing loans net
 of guarantees/gross loans         0.07%     0.19%
Total non-performing assets net
 of guarantees/total assets        0.15%     0.16%

ALLOWANCE FOR LOAN LOSSES         Quarter Ended     Year-to-Date Ended
                                   December 31,         December 31,
                                  2003      2002      2003      2002
                               --------- --------- --------- ---------
Balance at beginning of period   $4,545    $3,607    $3,945    $2,788
Provision for loan losses           444       776     1,639     1,561
Recovery of (provision for)
 reserve for
   losses on commitments to
    extend credit                   (23)      (29)      (29)      111
Charge offs, (net of
 recoveries)                        244      (409)     (345)     (515)
                               --------- --------- --------- ---------
Balance at end of period         $5,210    $3,945    $5,210    $3,945
                               ========= ========= ========= =========
Loan loss allowance/gross loans    1.30%     1.14%
Loan loss allowance/gross loans
 net of guarantees                 1.40%     1.26%
Loan loss allowance/loans held
 for investment                    1.58%     1.36%
Loan loss allowance/non-
 performing loans                542.14%   175.02%
Loan loss allowance/non-
 performing assets               367.16%   175.02%
Loan loss allowance/non-
 performing loans, net of
 guarantees                     1922.51%   605.99%
Loan loss allowance/non-
 performing assets, net of
 guarantees                      714.68%   605.99%
Net Charge offs (annualized) to
 average loans                    -0.25%     0.49%     0.09%     0.16%

CAPITAL RATIOS                   At December 31,
--------------------------------------------------
                                   2003      2002
                               --------- ---------
Holding Company Ratios
     Total capital (to risk-
      weighted assets)            13.77%     9.99%
     Tier 1 capital (to risk-
      weighted assets)            11.88%     7.88%
     Tier 1 capital (to average
      assets)                     10.67%     6.80%
     Equity to total assets        7.78%     4.95%

Bank only Ratios
     Total capital (to risk-
      weighted assets)            13.39%    10.40%
     Tier 1 capital (to risk-
      weighted assets)            12.14%     9.20%
     Tier 1 capital (to average
      assets)                     10.90%     7.95%


   Average Balance Sheets

For the three months
 ended December 31,            2003                     2002
                      ------------------------------------------------
(unaudited)          Average Interest Average Average Interest Average
(dollars in           Balance Earned/ Rate/   Balance  Earned/  Rate/
thousands)                     Paid   Yield             Paid    Yield
                      ------------------------------------------------
Average assets:
Securities and time
 deposits at other
 banks                 $27,945    $261   3.71% $32,501    $347   4.24%
Fed funds sold          13,601      32   0.93%  11,635      41   1.40%
Loans:
     Commercial        117,188   1,889   6.40% 102,928   1,766   6.81%
     Real Estate       236,891   4,224   7.07% 192,343   3,587   7.40%
     Aircraft           29,873     543   7.21%  28,870     573   7.87%
     Consumer            4,060      83   8.11%   7,105     140   7.82%
                      -----------------       -----------------
          Total loans  388,012   6,739   6.89% 331,246   6,066   7.27%
                      -----------------       -----------------
Total earning assets   429,558   7,032   6.49% 375,382   6,454   6.82%
Non earning assets      31,770                  24,313
                      ---------               ---------
Total average assets  $461,328                $399,695
                      =========               =========

Average liabilities
 and shareholders
 equity:
Interest bearing
 deposits:
     Savings and
      interest
      bearing
      accounts        $116,889     183   0.62% $94,678     216   0.91%
     Time deposits     207,049     884   1.69% 207,389   1,408   2.69%
                      -----------------       -----------------
          Total
           interest
           bearing
           deposits    323,938   1,067   1.31% 302,067   1,624   2.13%
Long term debt          14,699     223   6.02%  10,000     263  10.43%
Short term borrowing    10,165      28   1.09%  10,791      78   2.87%
                      -----------------       -----------------
Total interest
 bearing liabilities   348,802   1,318   1.50% 322,858   1,965   2.41%
Demand deposits         70,104                  52,169
Accrued expenses and
 other liabilities       6,153                   4,476
Net shareholders
 equity                 36,269                  20,192
                      ---------               ---------
Total average
 liabilities
 shareholders equity  $461,328  $5,714        $399,695  $4,489
                      =================       =================

Net interest spread                      5.00%                   4.41%
                                       =======                 =======

Net interest margin                      5.28%                   4.74%
                                       =======                 =======

                      ------------------------------------------------
For the year ended
 December 31,                  2003                     2002
                      ------------------------------------------------
Average assets:
Securities and time
 deposits at other
 banks                 $29,749  $1,063   3.57% $25,417  $1,226   4.82%
Fed funds sold          13,749     143   1.04%  16,286     267   1.64%
Loans:
     Commercial        110,344   7,043   6.38% 111,123   7,218   6.50%
     Real Estate       223,977  15,949   7.12% 180,022  13,386   7.44%
     Aircraft           29,581   2,182   7.38%  26,372   2,155   8.17%
     Consumer            5,154     406   7.88%   7,110     563   7.92%
                      -----------------       -----------------
          Total loans  369,056  25,580   6.93% 324,627  23,322   7.18%
                      -----------------       -----------------
Total earning assets   412,554  26,786   6.49% 366,330  24,815   6.77%
Non earning assets      28,564                  25,704
                      ---------               ---------
Total average assets  $441,118                $392,034
                      =========               =========

Average liabilities
 and shareholders
 equity:
Interest bearing
 deposits:
     Savings and
      interest
      bearing
      accounts        $104,457     746   0.71% $92,204     890   0.97%
     Time deposits     210,518   4,354   2.07% 206,764   6,324   3.06%
                      -----------------       -----------------
          Total
           interest
           bearing
           deposits    314,975   5,100   1.62% 298,968   7,214   2.41%
Long term debt          11,279     757   6.71%  10,000   1,097  10.97%
Short term borrowing    19,550     313   1.60%  14,161     384   2.71%
                      -----------------       -----------------
Total interest
 bearing liabilities   345,804   6,170   1.78% 323,129   8,695   2.69%
Demand deposits         61,745                  45,519
Accrued expenses and
 other liabilities       5,935                   4,594
Net shareholders
 equity                 27,634                  18,792
                      ---------               ---------
Total average
 liabilities
 shareholders equity  $441,118 $20,616        $392,034 $16,120
                      =================       =================

Net interest spread                      4.71%                   4.08%
                                       =======                 =======

Net interest margin                      5.00%                   4.40%
                                       =======                 =======

    CONTACT: Community Bancorp Inc., Escondido
             Michael J. Perdue, 760-432-1100